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LMS MEDICAL SYSTEMS INC.

For Immediate Release

       LMS SHOULDER SCREEN LICENSED BY TRISTATE MEDICAL INSURANCE COMPANY

MONTREAL, QUEBEC, SEPTEMBER 11TH, 2006 - LMS MEDICAL SYSTEMS (AMEX:LMZ;
TSX:LMZ), a healthcare technology company and developer of the CALMTM clinical information system and risk management software tools for obstetrics announced today that within the framework of its obstetrical risk reduction strategy,
Tristate Medical Insurance Company, RRG (TriMed) has licensed CALM Shoulder
ScreenTM for use by OB providers.

Shoulder Screen, a web based proprietary risk management tool, assists clinicians to determine if their patients are at risk for Shoulder Dystocia prior to the onset of labor. The CALM Shoulder Screen was developed specifically to identify the highest risk cases associated with permanent injury.

TriMed has recognized that obstetrics represents a high potential for risk within its underwriting base and shoulder dystocia itself is one of the top causes of medical and legal risk within the specialty. This prompted TriMed to launch a shoulder dystocia risk management initiative for insured physicians that includes CALM Shoulder Screen. "We have licensed CALM Shoulder Screen directly for some of our Ob/Gyn insured physicians to help manage this problem"
said William Michael McCullough, MD, FACOG, TriMed Board of Directors member and
Managing Partner of one of the selected Ob/Gyn practices to implement this unique program. "We believe that a standardized approach to risk assessment will contribute to higher quality care."

Shoulder Dystocia occurs when the baby's shoulder gets stuck behind the mother's pubic bone during delivery. Generally viewed in the medical community as unpredictable and unpreventable, Shoulder Dystocia is one of the most feared conditions that can occur during labor and delivery. Potential injuries include brachial plexus impairment, brain damage and sometimes death, with associated medical malpractice payouts ranging from $500,000 to $2M.

 "In the economics of shoulder dystocia, physicians and physician insurers are among the stakeholders with the greatest exposure" said Diane Cote, CEO of LMS.
"We are pleased that TriMed recognizes the opportunity to increase patient safety through the implementation of LMS' risk reduction strategy."

ABOUT TRIMED:

Tristate Medical Insurance Company, RRG (TriMed) provides professional liability insurance to physicians practicing in Ohio, Kentucky, and Indiana. The company was started by a group of physicians and insurance industry experts who were motivated to create a vehicle that would fill the need for long-term, affordable medical malpractice insurance.

ABOUT LMS:

LMS is a leader in the application of advanced mathematical modeling and neural networks for medical use. The LMS CALM(TM) Suite provides physicians, nursing staff, risk managers and hospital administrators with clinical information systems and risk management tools designed to improve outcomes and patient care for mothers and their infants during childbirth.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed implied by the forward-looking statements including, but without limitation, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our current dependence on the CALM product suite, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in the Company's filings with the United States Securities and Exchange
Commission and with the Canadian Securities Commissions. The Company has no intention of or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        FOR FURTHER INFORMATION ABOUT LMS MEDICAL SYSTEMS PLEASE CONTACT:

ANDREA MILLER, COMMUNICATIONS                        DAVID GORDON / GRANT HOWARD
LMS MEDICAL SYSTEMS INC.                             THE HOWARD GROUP INC.
Tel: (514) 488-3461 Ext. 222                         Toll Free: 1-888-221-0915
Fax: (514) 488-1880                                  Info@howardgroupinc.com
investor@lmsmedical.com / www.lmsmedical.com         www.howardgroupinc.com

              FOR FURTHER INFORMATION ABOUT TRIMED PLEASE CONTACT:

BARTHOLOMEW NYHAN, PRESIDENT & CEO
NCG ENTERPRISES, LLC
11760 Atwood Rd., Suite 5
Auburn, Ca 95603
Tel : (530) 328-1361
E-mail: bnyhan@ncg-usa.com
Website: www.trimedrrg.com